Exhibit 99.1

For More Information:
Ronald L. Thigpen	John Marsh
Executive Vice President and COO	President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-458-7553
Southeastern Bank Financial Corp. Reports
Second Quarter 2010 Earnings
AUGUSTA, Ga., July 30, 2010 — Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust of Aiken, S.C.(SB&T) , today reported quarterly net income of $1.6 million for the three months ended June 30, 2010, or $0.24 in diluted earnings per share, compared to $637,000, or $0.10 in diluted earnings per share, in the second quarter of 2009.
“We made good progress during the second quarter of 2010, building on the momentum and profitability we achieved in the first quarter,” said President and Chief Executive Officer R. Daniel Blanton. “Our income and earnings are up solidly from a year ago, with strong growth in core deposits and significant increases in retail investment and trust income, including substantial contributions from our SB&T subsidiary. Although credit quality remained relatively stable, our loan loss reserves continued to increase, based primarily on economic factors. And while our mortgage income is less than it was a year ago, it is holding up relatively well given the depressed housing market.”
Total assets at June 30, 2010, were $1.6 billion, an increase of $89.8 million from Dec. 31, 2009. Assets at the company’s SB&T subsidiary totaled $175.7 million at the close of the second quarter, an increase of $16.1 million, or 10.1 percent, from Dec. 31, 2009. Assets at GB&T increased to $1.404 billion at June 30 from $1.328 billion at Dec 31, 2009, an increase of $76.1 million or 5.7%.

Loans outstanding at the end of the second quarter were $933.3 million, compared to $981.7 million a year ago. Total deposits were $1.4 billion at June 30, 2010, an increase of 15.1 percent from $1.2 billion for the same period a year ago. Cash and cash equivalents totaled $123.8 million at the end of the second quarter, compared to $112.2 million at the end of the first quarter and $148.0 million at Dec. 31, 2009.

Net interest income for the second quarter of 2010 totaled $11.4 million, a 6.0 percent increase from $10.7 million for the same period in 2009. The net interest margin was 3.19 percent at June 30, 2010, compared to 3.18 percent a year ago.
Noninterest income for the second quarter totaled $5.2 million, compared to $5.9 million a year ago, due to decreases in gains on sales of investment securities and mortgage loans. Despite the year-over-year decline in noninterest income, retail investment income increased 30.8 percent, and trust income increased 18.3 percent from a year ago. Noninterest expense was $10.6 million in the second quarter, a decrease of 2.3 percent from $10.8 million a year ago, resulting from lower problem loan-related expenses and increased efficiency in the company’s operations.
The company’s loan-loss provision was $3.8 million in the second quarter of 2010, which compares to $3.3 million in the first quarter of 2010 and $5.1 million a year ago. The allowance for loan losses at June 30, 2010, were $23.8 million, or 2.65 percent of loans outstanding, compared to $23.1 million, or 2.52 percent of loans outstanding, at March 31, 2010, and $22.3 million, or 2.38 percent, at Dec. 31, 2009.
Nonperforming assets at June 30, 2010, were 2.53 percent of total assets, compared to 2.52 percent at March 31, 2010, and 3.65 percent at June 30, 2009. Net charge-offs for the second quarter of 2010 totaled 1.37 percent of average loans, compared to 1.07 percent in the first quarter of 2010 and 0.43 percent in the second quarter of 2009. The company held $7.2 million in foreclosed property or other real estate owned (OREO) at June 30, 2010, compared to $8.0 million at December 31, 2010, and $13.8 million at June 30, 2009.

Annualized return on average assets (ROA) was 0.42 percent for the second quarter of 2010, and annualized return on average shareholder’s equity (ROE) was 6.55 percent.
Net income for the six months ended June 30, 2010, totaled $2.9 million, compared to $693,000 for the same period of 2009. Diluted earnings per share for the first six months of 2010 were $0.43, compared to $0.11 per share earned in the same period a year ago.
Net interest income for the first six months of 2010 was $21.9 million, compared to $20.8 million in the first six months of 2009. Noninterest income was $9.2 million for the first six months of 2010, compared to $10.5 million in the same period of 2009. Noninterest expense was $20.0 million for the six-month period ended June 30, 2010, compared to $20.6 million in the same period in 2009.
“We are pleased with the improvements we have made in our operations to this point in the year,” said Blanton. “Having resolved a substantial amount of our problem assets in 2009, we have been able to focus on the basics of banking — making sound loans, attracting deposits, and generating income and earnings while serving our communities. That said, given the continuing uncertainty in real estate markets and the broader economy, we will continue to keep a watchful eye on our problem assets and expenses as we work to further enhance our core banking operations, profitability and shareholder value.”
About Southeastern Bank Financial Corp.
Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T) and Southern Bank & Trust (SB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices and an office in Athens, Ga. SB&T is a federally chartered thrift serving the Aiken County, S.C., market, with three full-service offices. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement — Forward-Looking Statements
Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.
###

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets

	June 30,
	2010	December 31,
	(Unaudited)	2009
Assets
Cash and due from banks	$99,209,845	$123,660,855
Federal funds sold	7,300,000	7,300,000
Interest-bearing deposits in other banks	17,275,839	17,032,784

Cash and cash equivalents	123,785,684	147,993,639

Investment securities
Available-for-sale	455,049,756	306,216,156
Held-to-maturity, at cost (fair values of $311,535 and $491,860, respectively)	310,000	490,000

Loans held for sale	33,142,457	19,156,943

Loans	900,166,618	937,489,634
Less allowance for loan losses	23,826,118	22,338,255

Loans, net	876,340,500	915,151,379

Premises and equipment, net	30,524,166	31,702,655
Accrued interest receivable	5,631,645	6,090,791
Bank-owned life insurance	23,699,999	23,247,879
Restricted equity securities	6,337,700	6,337,700
Other real estate owned	7,204,735	7,973,830
Prepaid FDIC assessment	5,870,757	6,886,319
Deferred tax asset	8,839,482	11,159,725
Other assets	4,191,410	8,711,716

	$1,580,928,291	$1,491,118,732

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$118,211,971	$114,780,339
Interest-bearing:
NOW accounts	318,982,247	210,437,831
Savings	382,696,678	343,739,778
Money management accounts	36,478,822	44,780,787
Time deposits over $100,000	370,040,787	418,750,941
Other time deposits	145,031,757	148,044,382

	1,371,442,262	1,280,534,058

Securities sold under repurchase agreements	448,503	3,187,807
Advances from Federal Home Loan Bank	72,000,000	77,000,000
Other borrowed funds	900,000	600,000
Accrued interest payable and other liabilities	11,383,744	13,106,706
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,479,121,155	1,397,375,217

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2010 and 2009, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,673,925 and 6,672,826 shares issued and outstanding in 2010 and 2009, respectively	20,021,775	20,018,478
Additional paid-in capital	62,488,234	62,359,597
Retained earnings	15,567,428	12,692,134
Treasury stock, at cost; 0 shares in 2010 and 2009, respectively	—	—
Accumulated other comprehensive income (loss), net	3,729,699	(1,326,694)

Total stockholders’ equity	101,807,136	93,743,515

	$1,580,928,291	$1,491,118,732

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Interest income:
Loans, including fees	$13,516,261	$14,205,517	$26,859,707	$28,009,973
Investment securities	3,955,152	3,595,108	7,374,533	7,669,487
Federal funds sold	3,460	9,572	6,882	21,855
Interest-bearing deposits in other banks	93,496	24,695	182,167	40,701

Total interest income	17,568,369	17,834,892	34,423,289	35,742,016

Interest expense:
Deposits	5,319,108	6,009,384	10,686,166	12,810,186
Federal funds purchased and securities sold under repurchase agreements	5,019	94,767	15,857	206,236
Other borrowings	890,582	1,022,528	1,845,122	1,918,465

Total interest expense	6,214,709	7,126,679	12,547,145	14,934,887

Net interest income	11,353,660	10,708,213	21,876,144	20,807,129

Provision for loan losses	3,793,636	5,113,619	7,082,135	9,862,916

Net interest income after provision for loan losses	7,560,024	5,594,594	14,794,009	10,944,213

Noninterest income:
Service charges and fees on deposits	1,748,757	1,737,117	3,343,206	3,377,842
Gain on sales of loans	2,222,022	2,460,735	3,575,301	4,697,431
Gain (loss) on sale of fixed assets	—	(42,284)	27,024	(16,149)
Investment securities gains (losses), net	149,269	1,101,311	161,944	1,312,330
Other-than-temporary loss
Total impairment loss	—	(815,967)	—	(1,190,967)
Loss recognized in other comprehensive loss	—	572,108	—	572,108

Net impairment loss recognized in earnings	—	(243,859)	—	(618,859)

Retail investment income	416,077	317,986	751,089	527,138
Trust service fees	289,410	244,626	576,564	497,970
Increase in cash surrender value of bank-owned life insurance	223,044	213,421	452,120	393,635
Miscellaneous income	156,145	123,054	317,264	286,328

Total noninterest income	5,204,724	5,912,107	9,204,512	10,457,666

Noninterest expense:
Salaries and other personnel expense	5,914,348	5,800,167	11,408,877	11,458,101
Occupancy expenses	1,166,058	1,140,367	2,337,103	2,281,491
Other real estate (gains) losses	413,680	179,248	328,487	291,190
Other operating expenses	3,067,433	3,688,904	5,919,244	6,611,365

Total noninterest expense	10,561,519	10,808,686	19,993,711	20,642,147

Income before income taxes	2,203,229	698,015	4,004,810	759,732

Income tax expense	582,600	60,772	1,129,515	66,365

Net income	$1,620,629	$637,243	$2,875,295	$693,367

Basic net income per share	$0.24	$0.10	$0.43	$0.11

Diluted net income per share	$0.24	$0.10	$0.43	$0.11

Weighted average common shares outstanding	6,673,925	6,348,312	6,673,631	6,169,125

Weighted average number of common and common equivalent shares outstanding	6,673,968	6,354,344	6,673,631	6,177,569

6